Exhibit (yy)

SUB-INVESTMENT ADVISORY AGREEMENT

This SUB-INVESTMENT ADVISORY AGREEMENT dated April 30, 2026 (this “Agreement”), between BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Advisor”).

WHEREAS, Adviser has agreed to furnish investment advisory services to BlackRock Tactical Opportunities Fund (the “Fund”), a series of BlackRock FundsSM, a Massachusetts business trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor wishes to retain the Sub-Advisor to provide it with certain sub-advisory services as described below in connection with the Advisor’s advisory activities on behalf of the Fund;

WHEREAS, the advisory agreement between the Advisor and the Trust, dated September 29, 2006, as amended from time to time (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the “Advisory Agreement”) contemplates that the Advisor may sub-contract investment advisory services with respect to the Fund to a sub-advisor; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appointment.

(a) The Advisor hereby appoints the Sub-Advisor to act as sub-advisor with respect to the Fund and the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules, guidance and principles of the Financial Conduct Authority of the United Kingdom (the “FCA”), as amended or consolidated from time to time (the “FCA Rules”) and based on information obtained in respect of the Advisor, the Advisor will be treated by the Sub-Advisor as a professional client. The Advisor acknowledges and accepts this categorization. The Advisor has the right to request a different categorization at any time from the Sub-Advisor, however, the Sub-Advisor only provides the services to professional clients and will no longer be able to provide services to the Advisor in the event of a request for a change in categorization.

(b) By signing this Agreement, the Advisor acknowledges that it has been separately provided with a copy of the supplemental disclosures document provided to clients and potential clients of the Sub-Advisor that contains the Sub-Advisor’s disclosures, as amended and made available to the Advisor from time to time (“Supplemental Disclosures”), which sets out: (i) information on the services that the Sub-Advisor is required to provide to the Advisor by applicable regulation and (ii) other information which the Sub-Advisor deems appropriate. The Supplemental Disclosures include, among other things: risk disclosures (which provide a description of the nature of risks of financial instruments), a summary of the Sub-Advisor’s conflicts of interest policy and disclosures, a summary of the Sub-Advisor’s order execution policy, details of the reports the Sub-Advisor will provide in relation to the services provided hereunder, details on how the Sub-Advisor will provide the Advisor with information on costs and charges, and the Sub-Advisor’s data protection notice.

2.  Services of the Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Advisor and the Trust’s Board of Trustees, the Sub-Advisor will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments; (d) assisting the Advisor in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments; (e) placing orders for all purchases and sales of such investments made for the Fund; and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Advisor, the Sub-Advisor will also, subject to the oversight and supervision of the Advisor and the Trust’s Board of Trustees, provide to the Advisor or the Trust any of the facilities and equipment and perform any of the services described in Section 4 of the Advisory Agreement. In addition, the Sub-Advisor will keep the Trust and the Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Advisor believes appropriate for this purpose. The Sub-Advisor will periodically communicate to the Advisor, at such times as the Advisor may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Advisor may reasonably require for purposes of fulfilling its obligations to the Trust under the Advisory Agreement. The Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Trust’s Board of Trustees.

The Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the FCA.

3.   Covenants.

(a) In the performance of its duties under this Agreement, the Sub-Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and the Bylaws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust.

(b) In addition, the Sub-Advisor will:

(i) provide the Supplemental Disclosures, which include information on the Sub-Advisor’s order execution policy (the “Order Execution Policy”). The Advisor confirms that it has read and understood, and consents to, the Order Execution Policy. In particular, the Advisor consents to: (i) the Sub-Advisor trading through brokers/counterparties and/or outside of a Trading Venue (as defined in the FCA Rules), and (ii) some or all orders resulting from the Sub-Advisor’s decisions to deal on the Advisor’s behalf, or received from the Advisor, to be placed with an affiliated company, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. Subject to the other provisions of this section, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders in accordance with the Order Execution Policy. In placing orders, the Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor or the Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor and the Sub-Advisor to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to the Advisor, the Sub-Advisor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Advisor may select brokers and dealers with which it or the Fund is affiliated;

(ii) maintain books and records with respect to the Fund’s securities transactions and will render to the Advisor and the Trust’s Board of Trustees such periodic and special reports as they may request;

(iii) maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates;

(iv) treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

(v) be responsible for ensuring that the Advisor complies with any position limit that the FCA or any other applicable regulator might apply to any commodity derivatives held in the Fund. The Advisor shall provide the Sub-Advisor with information relating to any positions in commodity derivatives held outside of the Fund by the Advisor or any other member of its group, as applicable.

(c) In addition, the Advisor:

(i) agrees that the Sub-Advisor may aggregate transactions for the Fund with transactions for other clients and/or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Advisor and on other occasions to the Advisor’s disadvantage. However, it must be unlikely that the aggregation of orders and transactions will work overall to the disadvantage of the Advisor before transactions will be aggregated; and

(ii) instructs the Sub-Advisor not to make public any client limit orders (being a specific instruction from the Advisor to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Advisor).

6. Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred by the Sub-Advisor in connection with its duties hereunder; provided that the Board of Trustees of the Trust may approve reimbursement to the Sub-Advisor of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Sub-Advisor who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by the Sub-Advisor.

7. Compensation.

(a) The Advisor agrees to pay to the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b) For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Fund’s assets or delegating such calculations to third parties.

(c) If Advisor waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Trust pursuant to Section 8(b) of that agreement or an expense limitation agreement or other advisory fee waiver agreement, with respect to the Fund, Sub-Advisor will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Fund to the aggregate fees that would otherwise be paid by the Trust to Advisor under the Advisory Agreement with respect to the Fund. Advisor shall inform Sub-Advisor prior to waiving any advisory fees.

8. [Reserved].

9. Limitation on Liability.

(a) The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or by the Trust or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 9(a), the term “Sub-Advisor” shall include any affiliates of the Sub-Advisor performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Advisor and such affiliates.

(b) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in Article 9 of the Declaration of Trust, this Agreement is executed by the Trustees and/or officers of the Trust, not individually but as such Trustees and/or officers of the Trust, and the obligations hereunder are not binding upon any of the Trustees or shareholders individually but bind only the estate of the Trust.

(c) “BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

10. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Advisor at any time, without the payment of any penalty, upon giving the Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Trust or the Advisor shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Advisor on 60 days’ written notice (which notice may be waived by the Trust and the Advisor), and will terminate automatically upon any termination of the Advisory Agreement between the Trust and the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

11. Notices and Communications. Any legal notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such legal notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such legal notice is mailed first class postage prepaid. In relation to communications other than legal notices under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud.

12. Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By:
Name:
Title:

BLACKROCK INTERNATIONAL LIMITED

By:
Name:
Title:

Schedule A

Sub-Investment Advisory Fee

Pursuant to Section 7, for that portion of the Fund for which the Sub-Advisor acts as sub-advisor, Advisor shall pay a fee to Sub-Advisor equal to [ ]% of the advisory fee received by the Advisor from the Fund with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Advisor, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Advisor.

A-1